Exhibit 99.1

PRESS RELEASE 5-08

Little Squaw’s Chandalar Gold Deposit Indicated as Economically Viable

Scoping Study Positive

Spokane WA – March 19, 2008 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.69) (“Little Squaw” or “the Company”) has received draft results of an independent economic scoping study on its alluvial gold deposit discovery in the Little Squaw Creek drainage located on the Company’s wholly owned Chandalar, Alaska, mining property.  The study concludes gold-bearing gravels contain a minimum of 231,000 ounces of recoverable gold that could be extracted at a cash cost of $442 per ounce and a full cost of $711 per ounce. The Company believes the deposit can be substantially expanded through additional drilling and that an increase in its size would significantly increase profitable mine life and lower unit costs.

The scoping study examines an open-pit mine plan that would begin with production at 30,000 ounces of gold per year and yield an average of 21,000 ounces of gold per year over an 11-year mine life. Required start-up capital is estimated at $17.9 million dollars with life-of-mine capital costs at $30.6 million. Cash flow analyses run at $900-per-ounce gold show a 33 percent internal rate of return on capital investment with a 3.6-year payback. Cumulative net revenues are projected to total $204 million (after transport cost deduction and refining losses), net cash flow projection totals $44 million and the net present value of cash flow projection totals $12 million using a 15 percent discount rate. The scoping study was done by a consulting licensed mining engineer experienced in the operation of alluvial gold mines.

Richard Walters, President of the Company, said, “It is my opinion that we have discovered a commercially viable, industrial-scale alluvial gold deposit that is geologically unique to Alaska but is  similar to the big alluvial gold deposits being mined in neighboring Siberia.”

Robert Pate, Chief Operating Officer of the Company, confirmed, “We have defined more than 8 million cubic yards of near-surface pay gravels where we can gain the economies of scale in a surface bulk-mining operation. This amount could double as drilling progresses.”

Chief Financial Officer of the Company, Ted Sharp, added, “We believe that when investors apply even simple arithmetic, they will see Little Squaw as the great value-buy opportunity we think our stock represents.”

The Company does not purport to have a U.S. Securities and Exchange Industry Guide 7 compliant mineral resource.  It does, however, believe that the quantity of mineralized material as defined in the scoping study falls within the definition of resource classifications by the Canadian Institute of Mining.

The Company is proceeding with more in-depth engineering studies as it prepares for an aggressive summer drilling program which will be financed by a private placement offering. The Company believes its Chandalar alluvial gold deposit can be streamlined into production because it does not require the use and permitting of milling, chemicals and tailings ponds in the gold recovery process.

Richard Walters, President of Little Squaw, wrote this news release; the Company is responsible for its contents. For additional information regarding Little Squaw, contact Susan Schenk, Manager of Investor Relations: telephone (509) 535-6156; e-mail ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

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Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments that may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.